EXHIBIT 10.1

AGREEMENT TO TRANSFER GOING BUSINESS IN LIEU OF FORECLOSURE OF
SECURITY INTEREST

This Agreement To Transfer Going Business In Lieu Of Foreclosure Of Security Interest ("Agreement") made this July 17,2013 between TCA Global Credit Master Fund, LP a Cayman Island corporation ("Creditor"), whose local address is 1404 Rodman Street, Hollywood, FL 33020, RedFin Holdings, Inc., a Florida corporation located at1404 Rodman Street, Hollywood, FL 33020 ("RHI"), and RedFin Network, Inc., a Nevada corporation located at 1500 W. Cypress Creek Road, Ft. Lauderdale, FL 33309
("Debtor").

RECITALS:

Whereas, Debtor is a payment solutions provider, operating a payment gateway used to perform Secure Electronics Payment Processing;

Whereas, TCA Global is an alternative investment fund focusing on privately-negotiated funding transactions for small and mid-cap publicly traded companies.

Whereas, Debtor had requested that Creditor extend a revolving credit facility to Debtor of up to Three Million Dollars (US$3,000,000) for working capital financing for Debtor and for any other purposes permitted thereunder;

Whereas, on October 18, 2012 the Debtor's Board of Directors approved the September 30, 2012 $3,000,000 Senior Secured Revolving Credit Facility Agreement, Promissory Note, Security Agreement, Subordination Agreements, Limited Guarantee, Validity Guarantees, and such other associated documents ("Transaction Documents") with the Creditor;

Whereas, Creditor is the Senior Secured Creditor, as the Debtor has agreed to secure all of its obligations under the Transaction Documents by granting to Creditor a first priority security interest in and lien upon all of its existing and after-acquired personal and real property pursuant to the terms of the Security Agreement and the Subordination Agreements;

Whereas, Debtor is indebted to Creditor, Debtor's principal creditor, in the principal amount of approximately Three hundred eighty thousand Dollars ($380,000) (the "Debt") plus interest and other associated fees; and

Whereas Debtor is in default under the Transaction Documents having indicated to the Creditor that it does not have the financial ability to fund its obligations under the Transaction Documents as they come due and Debtor has offered to transfer and assign all of its assets to Creditor or its assignee in reduction of the Debt;

Whereas, the Debtors desire that their business and assets be continued or liquidated in the discretion of the Creditor, and that the Creditor refrain from instituting any suit or proceedings with respect to such indebtedness or the continuation or liquidation thereof;

Whereas, Creditor deems it advisable to acquire certain of Debtor's assets, without the assumption of its liabilities, and operate Debtor's business directly, in accordance with the strictures of the Nevada law, all upon the terms and conditions herein contained; and

Whereas Creditor has formed RHI as a single purpose vehicle to accept the assignment the Debt (as defined below) from the Debtor pursuant to the Assignment attached as Exhibit __ and to accept the assets of the Debtor's Estate (as defined below) from the Debtor pursuant to the Bill of Sale attached as Exhibit __ ("Ancillary documents"), in exchange for the issuance of 100% of RHI' s issued and outstanding common shares; and

Whereas, as of the Debtor's last financial statement filed with the Securities and Exchange Commission on Form 10Q or the period ending September 30, 2012, Debtor had total assets of approximately $298,000 and a negative net worth of approximately $2.5 million; and

Whereas, the Creditor is willing to refrain from instituting any such suit or proceedings, and to consent to a continuation or liquidation of the Debtor's business and assets, in accordance with the terms and conditions hereof, provided the Debtor complies with all of the terms and provisions required hereunder;

It is therefore agreed:

1.       Definitions

"Bankruptcy" means, with respect to any Person, that such Person: (a) is the subject of any order for relief under any Bankruptcy Law; (b) commences a voluntary proceeding under any Bankruptcy Law; (c) consents to the entry of an order for relief in an involuntary proceeding under Bankruptcy Law; (d) consents to the appointment of, or taking possession by any Receiver; (e) makes any assignment for the benefit of creditors; (f) is unable or fails, or admits in writing its inability, to pay its debts as such debts become due; (g) is the subject of any involuntary proceeding under any Bankruptcy Law or involuntary appointment of a Receiver, and such involuntary proceeding or appointment is not dismissed and terminated within 60 days; is the subject of any other proceeding or relief similar to any of the foregoing under any law; is the subject of a warrant of attachment, execution, or similar process with respect to such Person or any substantial part of such Person's property, which warrant or similar process remains in effect for sixty (60) days without having been bonded or discharged; or (j) otherwise ceases to do business as a going concern.

"Bankruptcy Law" means the United States Bankruptcy Code (Title 11) and any other state or federal bankruptcy, insolvency, reorganization or similar law for the relief of debtors applicable to the parties to the Promissory Note or to the Debtor Estate.

"Business" means the business of the Debtor involving a payment solutions provider, operating a payment gateway used to perform Secure Electronics Payment Processing.

"Business Material Adverse Effect" means (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operation of the Business taken as a whole;

"Contemplated Transactions" means the transactions contemplated by this Agreement and the Ancillary Documents.

"Creditor" means TCA Global Credit Master Fund.

"Debt" shall mean the obligations owed to the Creditor pursuant to the Transaction Documents, which Debt is to be assigned to MI

"Debtor" means RedFin, Network, Inc.

"Debtor Estate" means the consideration recited in ¶3.

"Environmental Laws" collectively means and includes any and all present, future, local, state and federal law applicable to the Land and relating to the environment and environmental conditions, including, without limitation: the Nevada Hazardous Materials Act (NRS Chapter 459); NRS Chapters 444-445; NRS Chapter 590; NRS § 477.045; NRS § 618.750 to 618.850, inclusive; the Uniform Fire Code, as adopted by and now or hereafter in effect in the State of Nevada; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980("CERCLA"), 42 U.S.C. §§ 96019657, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C.§ 6901, et seq.; the Federal Water Pollution Contract Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 741 et seq.; the Clean Water Act, 33 U.S.C. § 7401 et seq; the Toxic Substances Control Act, 15 U.S. C. §§ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, or any other similar federal, state or local law of similar effect, each as amended, and any and all regulations, orders, and decrees now and hereafter promulgated thereunder or any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter be in effect.

"FF&E" means all of Debtor's personal property, equipment, supplies, building and other materials of every nature whatsoever and all other personal property wherever located, including, but not limited to, all general equipment and devices which are or are to be installed and used in connection with the operation of its business, all fixtures, appurtenances and personal property now or in the future contained in, used in connection with, attached to, or otherwise useful or convenient to the use, operation, or occupancy of, or placed on, but unattached to, any part of the business facilities, whether or not the same constitutes real property or fixtures in the States of Nevada or Florida, including without limitation, all removable window and floor coverings, all furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, sprinkler or other fire prevention and extinguishing machinery, equipment or systems, appliances, cooking facilities, vacuum cleaning systems, telephone, television, public address and communications systems, and any and all such property, including, without limitation, all parts thereof and accessions thereto, which is at any time installed in, affixed to or placed upon the business property of the Debtor.

"Governmental Authority" means any court, board, agency, commission, department, bureau, office or authority of any nature whatsoever for any governmental unit or entity (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

"Hazardous Materials" means (i) any chemical, material or substance at any time defined as or including in the definition of "hazardous substances", "hazardous materials", "hazardous wastes", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic Substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Law or publication promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction, or petroleum derived substance; (iii) any drilling fluid, produced water or other waste associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (iv) any flammable substance or explosive; (v) any radioactive material; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) any pesticide; (x) all hazardous substances defined in NRS 40.504, and (xi) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any federal, state, local or other governmental authority or which may or could pose a hazard to human health or safety or the environment if released into the workplace or the environment.

"Imposition" means any taxes, assessments, water rates, sewer rates, maintenance charges, other governmental impositions and other charges now and hereafter levied or assessed or imposed against the Debtor Estate or any part thereof.

"Improvements" means (1) all fixtures, machinery, equipment and systems now or hereafter attached to or made a part of Debtor's business facilities including all heating, ventilating, air conditioning, refrigeration, electrical, plumbing, water, sanitary sewer, natural gas, cable, telephone, satellite, communications, fire sprinkler and fire suppression, life safety, alarm, security, surveillance, and other equipment, machinery, and systems; window coverings, carpets and floor coverings; plumbing fixtures, laundry equipment, washers, and dryers; all kitchen lounge equipment; and all furniture, furnishings and personal property of every nature whatsoever now and hereafter owned or leased by Debtor in which Debtor has any rights or interest and located in or on, or attached to, or used or intended to be used on or in connection with it business or any other Improvements, or in connection with any construction being conducted or which may be conducted thereon, and all extensions, additions, accessions, improvements, betterments, renewals, substitutions and replacements to any of the foregoing, and all of the right, title and interest of Debtor in and to any such property, which, to the fullest extent permitted by law, shall be conclusively deemed fixtures and improvements and a part of the real property hereby encumbered.

"Intellectual Property" means (a) patents and patent applications, (b) copyrights, including all rights in computer software, (c) Internet domain names and rights in associated web sites and content, (d) trademarks, service marks, trade dress, trade names and other designators or identifiers of source or goodwill, together with all of the goodwill represented thereby, (e) trade secrets, know-how, technology, designs, inventions (whether patented or not), data, databases and other proprietary or confidential information, and (f) all registrations and applications for registration of any of the foregoing.

"Legal Requirements" means all applicable restrictive covenants, applicable zoning and subdivision ordinances and building codes, all applicable health and Environmental Laws and regulations, and all other applicable laws, ordinances, rules, regulations, judicial decisions, administrative orders, and other requirements of the NRS, Florida Statutes (as the case may be) and any Governmental Authority having jurisdiction over Debtor and/or the Debtor Estate, in effect either at the time of execution of this Agreement or at any time during the term hereof

"Loan" means the amount of the loans extended to the Debtor pursuant to the Transaction documents plus accrued interest and other charges identified therein.

"NRS" means the Nevada Revised Statutes as in effect and as amended from time to time.

"Person" means any natural person, corporation, Limited Liability Company, Debtor, joint venture, association, company, partnership, or other entity.

"Personal Property" means all of Debtor's right, title and interest in and to any personal property, whether tangible or intangible, and including, without limitation, the FF&E that is personal property, and all other personal property constitution a part or portion of the Debtor's business.

"Proceeds" has the meaning assigned to it under the UCC and, in any event, shall include but not be limited to (i) any and all proceeds of any insurance (including without limitation property casualty and title insurance), indemnity, warranty and guaranty payable from time to time with respect to any of the Debtor Estate; (ii) any and all payments in any form whatsoever made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Debtor Estate by any Governmental Authority; (iii) subject to the absolute assignment contained herein, the Rents or other benefits arising out of, in connection with or pursuant to any Lease of the Debtor Estate; and (iv) any and all other amounts from time to time paid or payable in connection with any of the Debtor Estate.

"Promissory Note" means the Promissory Note in the original amount of up to Five Hundred Thousand Dollars ($380,000) dated and issued on even date with this Deed of Debtor by Debtor to Creditor, as it may be amended, supplemented or otherwise modified from time to time.

"Secured Obligations" means all indebtedness and other obligations of Debtor evidenced by or payable under or pursuant to the Transaction Documents and Promissory Note and, without duplication, the following: (i) the payment by Debtor to Creditor of all indebtedness now or hereafter owed to Creditor by Debtor, whether at stated maturity, by acceleration or otherwise, under and pursuant to the Transaction Documents, together with any interest thereon, fees, expenses, liquidated damages, indemnification or otherwise, in connection therewith and extensions, modifications and renewals thereof, (ii) the performance by Debtor of all other obligations and the discharge of all other liabilities of Debtor to Creditor of every kind and character whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, joint, several and joint and several, and whether created under this Agreement or the Transaction Documents, (iii) any and all sums advanced by Creditor in order to preserve the Debtor's Estate or preserve Creditor's security interest in the Debtor Estate (or the priority thereof) and (iv) the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Debtor Estate, of any proceeding for the collection or enforcement of any indebtedness, obligations or liability of Creditor referred to above, or of any exercise by Creditor of its rights hereunder, together with reasonable attorneys' fees and disbursements and court costs.

"Transaction Documents" means the September 30, 2012 $3,000,000 Senior Secured Revolving Credit Facility Agreement, Promissory Note, Security Agreement, Subordination Agreements, Limited Guarantee, Validity Guarantees, and such other associated documents executed or delivered in connection with the foregoing between Creditor and Debtor.

"IJCC" means the Uniform Commercial Code, as the same may, from time to time, be in effect in the State of Nevada.

2.       Organization and purpose of RedFin Holding, Inc.

(a)      The Creditor has organized a special purpose entity, RedFin Holdings, Inc., hereinafter called the RHI, with authority to issue common shares, preferred shares, and debt, with or without par value.

(b)      The Debtor and the Creditor, deeming it to be in the best interest of the Debtor and the Creditor, have caused or will cause the transfer, conveyance and assignment to RHI of all the Business and the assets of the Debtor Estate, in exchange for the assumption of the Debt by RHI;

(c)      The Creditor, which is or will become RHI' s majority voting rights shareholder, has or will cause certain of the preferred shares of RHI to be issued in the name of the Creditor or its nominee, and to others, including former directors of the Debtor, and cause appropriate resolutions to be passed by the RHI's Board of Directors to implement the purposes of this Agreement;

(e)      Debtor to perform all acts and sign all documents which they are requested by the Creditor to sign in connection with the performance of this Agreement of extension, and in connection with the dissolution and liquidation of the Corporation, should the Corporation be dissolved or liquidated; and

(f)      RHI shall, in its discretion continue to operate the Business of the Debtor or liquidate the Debtor's Estate and shall apply its revenues to the satisfaction of the Debt.

3.       Consideration.

a.
In consideration of Creditor making the Loan evidenced by the Transaction Documents and its obligations thereunder, and the Creditor having agreed to refrain and to forebear from instituting any suit or proceedings to foreclose on the Collateral (as defined in the Transaction Documents) resulting from the Debtor's default, and for the Creditor consenting to a continuation of the Debtors' Business in accordance with the terms and conditions hereof, and in the transfer and assignment of the Debt of Debtor to RHI, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Debtor does hereby, subject to the terms and conditions hereof, assign, bargain, convey, pledge, release, hypothecate, warrant, and transfer unto Creditor's assignee RHI, with power of sale, for the benefit of Creditor, all of Debtor's right, title and interest, whether now owned or existing or hereafter acquired or arising, in each of the following (collectively, the "Debtor Estate"):

(A)	All assets including personal property both tangible and intangible;

(B)
TOGETHER WITH (i) all the estate, right, title and interest of Debtor of, in and to all judgments and decrees, insurance proceeds, and awards of damages and settlements hereafter made, Creditor is hereby authorized to collect and receive said awards and proceeds and to give proper receipts therefor, and to apply the same toward the payment of the Secured Obligations; and (ii) whether arising from any voluntary or involuntary disposition of the property described in Clause (A), all Proceeds, products, replacements, additions, substitutions, renewals and accessions, remainders, reversions and after acquired interest in, of and to such property;

(C)
TOGETHER WITH the absolute assignment of all of the Leases, together with all of the following (including all "Cash Collateral" within the meaning of the Bankruptcy Law) arising from the Leases: (a) Rents (subject, however, to the aforesaid absolute assignment to Creditor and the conditional permission herein below given to Debtor to collect the Rents), (b) all guarantees, letters of credit, security deposits, collateral, cash deposits, and other credit enhancement documents, arrangements and other measure with respect to the Leases, (c) all of Debtor's right, title, and interest under the Leases, including the following: (i) the right to receive and collect the Rents from the lessee, sublessee or license, or their successor(s), under any Lease(s) and (ii) the right to enforce against any tenants thereunder and otherwise any and all remedies under the Leases, including Debtor's right to evict from possession any tenant thereunder or to retain, apply, use, draw upon, pursue, enforce or realize upon any guaranty of any Lease; to terminate, modify, or amend the Leases; to obtain possession of, use or occupy, any of the real or personal property subject to the Leases; and to enforce or exercise, whether at law or in equity or by any other means, all provisions of the Leases and all obligations of the tenants thereunder. Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Paragraph (C) shall not constitute an assignment for purposes of security but shall constitute an absolute and present assignment of the Rents to Creditor;

(D)
TOGETHER WITH all of Debtor's right, title and interest in and to any and all maps, plans, budgets, designs, specifications, marketing plans, feasibility studies, soils tests, surveys, other studies and tests, reports, data and drawings relating to the Business;

(E)
TOGETHER WITH, to the extent permitted by applicable law, all of Debtor's right, title, and interest in and to any and all licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including, without limitation, options, option rights, subdivision rights and contract rights) now or hereafter obtained by Debtor from any Governmental Authority having or claiming jurisdiction over the FF&E, or any other element of the Debtor Estate or providing access thereto, or the operation of the Business;

(F)
TOGETHER WITH all royalties, earnings, income, proceeds, products, rents, revenues, reversions, remainders, issues, profits, avails, production payments, and other benefits directly or indirectly derived or otherwise arising from the Business of the Debtor or the Debtor's Estate;

(G)	TOGETHER WITH all such assets reported on the most recent Balance Sheet statement of the Debtor and any assets acquired between the Execution Date and the Closing Date of this Agreement;

(H)	TOGETHER WITH all intellectual property owned or licensed by the Debtor, including, without limitation, its websites, trade secrets, telephone number , customer lists, formulas

(I)	TOGETHER WITH all checks for the withdrawal of funds to the credit of the Debtor be signed by the Creditor and all revenues received be deposited with the Creditor and/or RHI; and

(J)	TOGETHER WITH Proceeds of the foregoing property described in Clauses (A) through (G).

b.
Following the assignment of the Debt from the Debtor to RHI, the Debtor shall vest the absolute and unconditional title to its assets the Debtor's Estate in RHI. This Agreement is not given as security for the payment or repayment of money or indebtedness, or as security of any kind or nature, and there is no agreement or understanding, oral or written, between Debtor and Creditor or RHI herein, or any other person whomsoever relative to a re-conveyance of the above-described Debtor Estate to said Debtor, or to a sale or conveyance to anyone else for the benefit of Debtor, or to any division of any proceeds realized from said Debtor Estate by sale or otherwise.

c.	In order to implement the foregoing, the Debtor agrees to deliver to the Creditor at Closing:

i.	the resignations of all officers and directors, subject to acceptance at the will of the Creditor;

ii.	Cause the shares of Debtor to be issued in the name of the Creditor and/or RHI, or its nominee, or in their own names;

iii.	resolutions to be passed by the Debtor's Board of Directors providing that all checks for the withdrawal of funds to the credit of the Debtor be signed by the Creditor;

iv.
Perform all acts and sign all documents which Debtor or its directors are requested by the Creditor to sign in connection with the performance of this Agreement, the continued operation of the Business, the assignment of the Debtor's Estate and assets, and, if so required by the Creditor, in connection with the dissolution and liquidation of the Debtor, should the corporation be dissolved or liquidated

d.
No Assumption of liabilities of Debtor. Subject to the conditions hereinafter set forth, neither RHI nor Creditor shall neither assume, pay, perform, nor discharge liabilities and obligations of Debtor, except that RHI will assume the Debt.

4.       General Representations, Covenants and Warranties,

I. Debtor represents covenants and warrants that:

(a)	Valid Title. Debtor has good, valid and marketable title to the Debtor Estate, and Debtor has the right to hold, occupy and enjoy its interest in the Debtor Estate; sign same as provided herein and

(b)	Authority. Debtor has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions;

(c)
Organization and standing. Debtor is a corporation duly formed, validly existing and in good standing under the laws of Nevada, its jurisdiction of incorporation or organization, and is duly qualified, licensed, and in good standing as a foreign corporation in the States of Florida and ___________________, and has all power (corporate or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on its Business as currently and historically conducted, in all material respects. Neither the Business activities nor the ownership or leasing of property by Debtor require it to be qualified in any other jurisdiction(s).

(d)
Board of Director Approval. The execution and delivery of this Agreement and the Ancillary Documents to which Debtor is a party and the performance by Debtor of the Contemplated Transactions that are required to be performed by Debtor have been duly authorized by its Board of Directors, in accordance with applicable Law and the certificate of incorporation and bylaws or other similar organizational documents of Debtors and no other corporate or other proceedings on the part of Debtor (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Debtor is a party or the consummation of the Contemplated Transactions that are required to be performed by Debtor. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Debtor will be, at the Closing, duly authorized, executed and delivered by Debtor, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Debtor, enforceable against Debtor, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(e)
No Conflict. The execution and delivery by Debtor of this Agreement and the Ancillary Documents to which Debtor is a party, consummation of the Contemplated Transactions that are required to be performed by Debtors and compliance with the terms of this Agreement and the Ancillary Documents to which Debtor is a party, will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Debtor, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material Contract to which Debtor is a party or by which Debtor or their or any of its respective properties is bound or affected, with respect to the Business, (c) conflict with or violate in any material respect any Law applicable to the Business, or (d) result in the creation of, or require the creation of, any material Lien upon any of the Assets;

(f)
Third Party or Governmental Consents. No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority ("Governmental Consents") or any other party or person are required to be obtained or made by Debtor in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Debtor is, or is to be, a party, or the consummation by Debtor of the Contemplated Transactions;

(g)
Financial Statements. Each of the Financial Statements reported on the most recent filings with the Securities and Exchange Commission has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of Debtor as of its respective date and the consolidated results of operations and shareholders' equity, or cash flows, as the case may be, of Debtor for the period covered thereby, and that Debtor has no material liabilities with respect to the Business (whether or not the subject of any other representation or warranty hereunder) except for liabilities that may have arisen in the ordinary course of business since the date of such Financial Statements, and which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Such financial statements (1) are in agreement with the books and records of Debtor, (2) present fairly the financial condition of Debtor, as at the dates indicated, and the results of their operations for the periods indicated, and (3) have been prepared in accordance with generally accepted accounting principles consistently applied. The respective amounts set up as provisions for taxes on the balance sheet are sufficient for the payment of all unpaid federal, state, county, and local taxes of Debtor for or applicable to the respective fiscal periods ended on such balance sheet dates and all fiscal periods prior thereto.

(h)	Real Property. Debtor does not own any real property;

(i)
Leasehold Interests. The leasehold interests relating to the Business of the Debtor are free and clear of all liens created or caused by the Debtor. Each Real Property Lease is in full force and effect, fully assignable, and all rent and other material sums and charges payable thereunder are current and Debtor is not in default in any material respect with respect thereto. Debtor has not received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof;

(j)
Intellectual Property. Debtor exclusively owns, or has the valid right to use, all Intellectual Property used or held for use in connection with the Business and each item of Intellectual Property is subsisting, valid and enforceable, and has not been held invalid or unenforceable, in whole or in part, and the operation of the Business prior to the date hereof does not misappropriate or infringe in any respect upon the Intellectual Property of any Person. No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the knowledge of Debtor, threatened against Debtor;

(k)
Validity of Contracts. Except as otherwise disclosed in writing to the Creditor, all contracts existing between the Debtor and any other person are not in breach, violation or default by the Debtor, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of Debtor, which breach, violation or default has, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(l)
Violation of law. The Business is not, or during the past five (5) years has not been, in violation of in any material respect, and, to the knowledge of Debtor, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Business of, or failure on the part of the Business to comply with in any material respect, any Law that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Debtor Estate;

(m)
Litigation. There are no claims, actions, suits, audits, inquiries, proceedings or governmental investigations ("Litigation") pending or, to the knowledge of Debtor, threatened, involving the Business, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved since January 1, 2012. Debtor is not subject to any Order arising from any Litigation with respect to the Business.

(n)
Labor/Employment. Debtor is not a party to a collective bargaining agreement or other agreement with any labor organization, union or other employee representative organization (and no such agreement is currently being requested by or on behalf of, or is under discussion by management with or on behalf of, any Business Employees). Debtor is not a party to any written or oral (1) agreement for the employment of any officer or employee, (2) pension, profit sharing, retirement, bonus, insurance, or similar obligation with respect to its employees or others, (3) contract with any labor union, (4) agency or advertising contract which is not terminable on 30 days' (or less) notice, or (5) contract or agreement of any other nature with any person, firm, or corporation, whether or not such obligations are of a legally binding nature or in the nature of informal understandings;

(o)
Tax Returns. Debtor has duly and timely filed all Tax Returns required to be filed by it in connection with the Business, and all such Tax Returns are true, complete and correct in all material respects. Debtor has timely paid all Taxes with respect to the Business (whether or not shown due on any Tax Return).

(p)
Compliance with laws. Debtor has complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes in connection with the Business and has, within the time and in the manner prescribed by applicable Laws, collected or withheld and paid over to the proper Governmental Authority all amounts required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party with respect to the Business and (ii) all Tax information collecting, reporting and retention provisions of all applicable Laws in connection with the Business. Debtor, to the best of its knowledge, has complied with all laws, regulations, and orders applicable to its business. The execution and carrying out of this agreement and compliance with the provisions hereof by Debtor will not violate any provision of law applicable to Debtor and will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, Debtor's corporate charter and bylaws, or any indenture, mortgage, security interest, agreement, or other instrument to which Debtor is a party or by which it may be bound, nor result in the creation of any lien, charge, or encumbrance upon any of Debtor's properties or assets

(q)	Power of Attorney. Neither Debtor nor any of its Affiliates has given any irrevocable power of attorney to any Person for any purpose whatsoever with respect to the Business.

(r)	Bankruptcy. No bankruptcy or insolvency proceedings are pending or contemplated by or, to the best of Debtor's knowledge, against Debtor;

(s)
Operation of the Business. The Debtor Estate includes all property and rights which are necessary to operate the Business as it currently is operating. No material part of the Debtor Estate has been damaged, destroyed, condemned or abandoned. The Debtor Estate and all structures, equipment, fixtures or activities thereon are in compliance with all applicable zoning and land use ordinances and regulations, building codes, and fire codes except where failure to comply would not have a material adverse effect on Debtor's business, finances or operations, or he value of the Land; and

(t)	Creditor may at all times peaceably and quietly enter upon, hold, occupy and enjoy the entire Debtor Estate in accordance with the terms hereof;

II. Creditor and RHI represent covenant and warrant that:

(a) Organization and standing. They are a partnership and a corporation, respectively, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation;

(b) Authority. They have full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions; and

(c) No Conflict. The execution and delivery by them of this Agreement and the Ancillary Documents to which they are a party, consummation of the Contemplated Transactions that are required to be performed by them and compliance with the terms of this Agreement and the Ancillary Documents to which they are a party will not (a) conflict with or violate any provision of their partnership agreements, certificate of incorporation, bylaws or similar organizational documents, or (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material contract to which they are a party or by which they or any of their respective properties is bound or affected, with respect to the Business.

5.
Compliance with Legal Requirements. Debtor shall promptly, fully, and faithfully comply in all material respects with all Legal Requirements and has caused all portions of the Debtor Estate and its use and occupancy to comply with Legal Requirements in all material respects at all times.

6.
Employees and agents. In connection with this Transaction, the RHI may employ such agents and representatives, including accountants and counsel, as it shall in its discretion deem proper, and may fix the reasonable compensation for such accountants, counsel, and representatives. Such compensation shall be paid by the Debtor out of their assets. The accountants and counsel, and their respective firms shall not be responsible for any mistake of fact, error of judgment, mistake of law, or misfeasance, but each shall be responsible for his own misfeasance or fraud.

7.	Debtor's Assistance. Debtor shall assist the Creditor and RUT in assembling the assets of the Debtor's Estate and make for its transition to RHI, at a place designated by the Creditor or RHI.

8.
Conveyance freely made. Debtor hereby declares that this conveyance is freely and fairly made and that Debtor has no further interest or claim of any kind (including but not limited to rights of redemption) in or to any portion of the Debtor Estate.

9.
Documents of transfer. The conveyance, transfer, assignments, and delivery of the Debtor's Estate to RHI shall be effected by bills of sale, endorsements, assignments, deeds, and other instruments of transfer and conveyance in such form as Creditor or RHI shall request or as should otherwise be required by law. In the event this Agreement and Ancillary Documents prove insufficient to achieve the object and purpose of this Agreement, then the parties shall cooperate and promptly prepares such additional documentation as may be necessary to achieve such object and purpose. In particular, Debtor shall, at any time, and from time to time after the Closing Date, upon the request of Creditor or RHI execute, acknowledge, and deliver, or shall cause to be done, executed, acknowledged, and delivered, all such further acts, bills of sale, endorsements, assignments, deeds, transfers, conveyances, powers of attorney, and assurances as may be required for effectively selling, assigning, transferring, granting, conveying, assuring, and confirming to RHI, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession any or all of the Debtor's Estate that is to be acquired. If Debtor is unwilling or, for any reason, unable to take any of the foregoing actions, Debtor hereby authorizes and empowers Creditor or RHI (or any duly authorized officer of Creditor or MI) in its own name, or in the name of its nominee, or in the name of, and as attorney hereby irrevocably constituted for Debtor, to take any and all such action.

10.
Supplemental list of receivables and payables. Promptly following the Closing Date, Debtor shall furnish to Creditor and RHI a supplemental list of its accounts and notes receivable as of the Closing Date (including the name of the respective debtors and principal amounts owed), and also a supplemental list of such accounts and notes payable as of the Closing. The total of the amounts on such lists shall agree with the books and records of Debtor as of the Closing Date.

11.
Extinguishment of indebtedness. Notwithstanding anything heretofore to the contrary, on the Closing Date, RHI shall accept the Debtor's Estate to be acquired, in exchange of the Debt . To the extent that the Debt exceeds the value of the revenues and proceeds derived from the Debtor's Estate after crediting such revenues and proceed against the Debt, Debtor acknowledges its continuing obligation for the unpaid balance to the Creditor.

12.
Approvals from third parties. To the extent that the assignment of any contract, license, lease, commitment, or receivable to be assigned to Creditor or RHI shall require the consent of any other party to such contract, license, lease, commitment, or receivable, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Debtor shall use its best efforts to obtain, on or before the Closing Date, the consent of the other party to such contract, license, lease, commitment, or receivable to the assignment thereof to Creditor. If such consent is not obtained on or before the Closing Date, Debtor shall cooperate with Creditor in any reasonable arrangement designed to provide for Creditor the benefits under any such contract, license, lease, commitment, or receivable, including enforcement, at the cost and for the benefit of Creditor, of any and all rights of Debtor against the other party thereto arising out of the breach or cancellation by such other party or otherwise.

13.
Collection of receivables subsequent to closing. From and after the Closing Date, RHI shall have the right and authority to collect for the exclusive benefit of Creditor, all receivables and other items which shall be credited against the Debt, as provided herein, and to indorse with the name of Debtor checks received on account of such receivables or other items. At and after the Closing Date, Debtor shall transfer and deliver to RHI any cash or other property that Debtor may receive in respect of such receivables or other items.

14.
Closing. The Closing under this agreement shall take place at Creditor's offices located at 1404 Rodman Street, Hollywood, FL 33020, on ____________________ 2013, or at such other time and place as shall be fixed by an agreement between counsel for the parties hereto (the "Closing Date"). From and after the Closing Date, Debtor shall not engage in any business or other activity, except as is required to complete its winding up, liquidation, and dissolution or as is contemplated or required by this agreement.

15.
Access to books, records, etc.From and after the execution of this agreement, Debtor shall afford to the officers and accredited representatives of Creditor free access to the offices, books, and records of Debtor in order that Creditor may have full opportunity to make such investigation as it desires of the affairs of Debtor.

11.	Conditions precedent to consummation of transaction by Creditor. The obligations of Creditor are, at its option, subject to the conditions that:

(a)      Performance. All of the terms, covenants, and conditions of this Agreement to be complied with by Debtor on or before the Closing Date shall have been complied with or waived by the Creditor.

(b)      Representations and warranties. The representations and warranties made by Debtor herein shall be correct, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date and Debtor shall have delivered a certificate signed by its President and by its Treasurer to Creditor to such effect. Creditor shall be deemed to have relied on each and every such representation and warranty made hereunder by Debtor.

(c)      No substantial change. The business and property of Debtor between the date hereof and the Closing Date shall not have been adversely affected in any substantial way by any cause whatsoever, including, but in no way limited to, acts of God, fire, explosion, earthquake, windstorm, accident, flood, drought, war, embargo, riot, condemnation, confiscation, seizure, activities of armed forces, and order of the United States of America, the states and their municipalities, and federal, state or local departments, agencies and commissions, unless such order has general application to the industry or any business in which Debtor is engaged.

(d)      Opinion of counsel for Debtor. Unless waived, Creditor shall have received from counsel for Debtor, _________________________), its opinion dated as of the Closing Date, in substance and form satisfactory to counsel for Creditor, __________________________ that:

(1) Debtor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is duly qualified, licensed, and in good standing as a foreign corporation authorized to do business in the States of Florida and ____________________, and has the requisite corporate power to carry on the Business which it conducts;

(2) This agreement is a legal, valid, and binding obligation of Debtor, enforceable in accordance with its terms;

(3) requisite corporate action has been duly taken by the directors and shareholders of Debtor in order to render the consummation of this agreement fully valid and effective; and

(4) The deeds, bills of sale, instruments of assignment, and other instruments of transfer of title required to be delivered by Debtor to Creditor hereunder are, with respect to the form of conveyance, effective to transfer the right, title, and interest of Debtor in and to the Debtor's Estate to be Acquired.

(e)       Compliance with Uniform Commercial Code. Nevada counsel for Debtor shall have rendered its opinion that Debtor has complied with the bulk transfer provisions of the Nevada Uniform Commercial Code.

12.	Conditions precedent to consummation of transaction by Debtor. The obligations of Debtor are, at its option, subject to the conditions that:

(a) Representations and warranties. The representations and warranties made by Creditor and RHI herein shall be correct, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

13.	Deliveries to be made at the closing. The following payments shall be made at the Closing:

(a)
Creditor between the date hereof and the Closing Date is verifying the inventories and fixed assets of Debtor and on the Closing Date shall deliver to Debtor its written confirmation that the fixed assets and inventories are assigned and conform to Exhibit I and are acceptable to Creditor, if such be the case; and

(b)	In addition to the foregoing payments and deliveries, the parties shall deliver such other closing documents as shall be required in order to carry out the terms of this agreement.

14.
Fees and expenses. Debtor shall pay its expenses and those of the Creditor incident to this Agreement and the transactions contemplated hereby, including all fees of its counsel and accountants, whether or not this agreement and such transactions shall be consummated. Debtor shall pay the Nevada and Florida Sales Taxes, if any, in connection with the transfer of the Assets to be Acquired.

15.
Debtor's indemnification to Creditor. Debtor shall be liable to Creditor or RHI for any damage or loss arising out of the breach of any representation or warranty or agreement made by it in or pursuant to this Agreement, and shall indemnify Creditor against:

(a)      Any liability for taxes arising out of the failure of Debtor to pay the correct amount of its taxes payable, except to the extent that such liability has been specifically assumed by Creditor pursuant to paragraph 2;

(b)      Any other liability of Debtor which has not been specifically assumed by RHI; and

(c)      Any loss sustained or any liability incurred by Creditor or RHI because a representation or warranty made by Debtor in this agreement or in the documents delivered pursuant hereto, or any information furnished to Creditor or RHI by any officer of Debtor shall prove to have been false or incorrect on the date on or as of which it was made, or Debtor shall fail to perform or observe any covenant made by it in this Agreement.

17.
Termination of business. RHI, in its sole discretion, whenever it deems it to the best interest of the Debtors and the Creditors, or upon the termination of this Agreement provided all claims owed to the Creditor and/or RHI have not been paid in full at that time, may vote for the dissolution and liquidation of the Debtor's Estate, for the filing of a petition in bankruptcy, for the filing of a petition for an arrangement, for the filing of a certificate of dissolution of the Debtor, or for any other proceeding which the Creditor or RHI, in their sole discretion, may deem advisable. If the Creditor or RHI shall determine to dissolve and liquidate the Debtor's Estate, the Creditors shall not take any proceedings or institute any action in any court to interfere with the method of liquidation or dissolution recommended by the Creditor or RHI, and shall abide by such proceedings as may be recommended by the Creditor or RHI, but nothing herein contained shall be deemed to permit the Creditor or RHI to accept on behalf of the Creditors any settlement or compromise.

18.	Miscellaneous provisions.

(a)
Special provision with respect to certain casualties. If the fixed assets to be transferred hereunder shall be damaged prior to the Closing Date to an extent which materially impairs the value of the tangible assets of Debtor as a whole or materially impairs the productive capacity of Debtor's plant taken as a whole, by act of God, fire, explosion, earthquake, windstorm, accident, flood, drought, war, embargo, riot, condemnation, confiscation, seizure, or activities of the armed forces, or other casualty, Creditor shall have the right at any time prior to the Closing Date at its option to terminate and cancel this agreement without liability of either party to the other. If Creditor does not elect to terminate and cancel this agreement, all proceeds of insurance policies received in respect of any such casualty by Debtor prior to the Closing Date shall be received by Debtor for the account of Creditor and shall be turned over to Creditor at the Closing, and all unsettled claims of Debtor for proceeds of insurance policies arising from such casualty shall at the Closing Date be assigned by Debtor to Creditor.

(b)
Survival of representations. All representations and warranties of the parties hereunder shall survive the Closing Date. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Debtor and Creditor. It is contemplated that Creditor may assign its rights hereunder prior to the Closing Date to a subsidiary or subsidiaries to be formed for such purpose.

(c)
Nonperformance of conditions--termination. If either party to this Agreement shall be unable to perform on or before the Closing Date any of the agreements, time is of the essence, covenants, or conditions which are of material significance required to be performed or fulfilled by such party, the other party, at its option, may terminate this agreement by notice given to such defaulting party, and in the event of such termination both parties shall be released from any further obligation or liability hereunder.

(d)
Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by facsimile, electronic mail, overnight mail, or US mailed, first class, postage prepaid:

If to Debtor:
Attention:
1500 W. Cypress Creek Road,
Ft. Lauderdale, FL 33309
Fax.
E mail _____________________

If to Creditor or To RHI:
Attention: Bob Press
1404 Rodman Street,
Hollywood, FL 33020
Fax.:
E mail _______________________

(e)
Entire agreement--alteration or amendment. The parties intend this Agreement to constitute the complete, exclusive, and fully integrated statement of their Agreement. This Agreement is the sole repository of the parties' agreement, and they are not bound by any other agreements, promises, representations, or writings of whatsoever kind or nature. The parties also intend that this complete, exclusive and fully integrated statement of their Agreement may not be supplemented or explained or interpreted by any evidence of trade usage or course of dealing. This Agreement may not be altered or amended absent a writing signed by the parties. Should any part of this Agreement be determined or adjudged invalid by a Court of competent jurisdiction or by stipulation agreed to by the Creditor, then the Transaction Documents shall resume in full force and effect as if this Agreement did not exist. .

(f)	Captions. The captions are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

(h)
Non-waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

(i)
Governing law. Any and all matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or from alleged extra-contractual matters prior to, during or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence, shall be governed by, construed and enforced in accordance with the laws of the state of Florida, regardless of the legal theory upon which such matter is asserted.

(j)	Binding effect. This agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

(k)
Assignment. Creditor may at any time assign Creditor's rights in this Agreement or to the Transaction Documents, and Creditor thereafter shall be relieved from all liability with respect to the Agreement. In addition, The Debtor may not sell or assign this Agreement, any Transaction Document or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Creditor. This Agreement shall be binding upon Creditor and the Debtor and their respective legal representatives and successors. All references herein to Debtor shall be deemed to include any successors, whether immediate or remote.

(1).
WAIVER OF DEFENSES. THE DEBTOR WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE DEBTOR MAY HAVE AS THE DATE HEREOF TO ANY ACTION BY CREDITOR OR RHI IN ENFORCING THIS AGREEMENT. THE DEBTOR WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHAIEVER CREDITOR OR RIR MAY DO PURSUANT TO THE I'ERMS OF THIS AGREEMENT AS OF THE DATE OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CREDITOR AGREEING TO FORBEAR FROM SUIT AGAINST THE DEBTOR FOR BREACH AND DEFAUOLT OF THE TRANSACTION DOCUMENTS.

(m)
WAIVER OF JURY TRIAL. CREDITOR AND THE DEBTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING NOTES, ANY LOAN DOCUMENT OR ANY OF THE OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH CREDITOR AND DEBTOR ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CREDITOR GRANTING ANY FINANCIAL ACCOMMODATION TO DEBTOR.

(n)
JURISDICTION. TO INDUCE CREDITOR TO MAKE THE LOANS, DEBTOR IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE REVOLVING NOTES, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL, SHALL BE EXCLUSIVELY INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE STATE OF FLORIDA, County of PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE CREDITOR OR RHI FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. DEBTOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT SELECTED BY THE CREDITOR OR RHI HAVING ITS SITUS IN SAID STATE, AND WAIVES ANY OBJECTION BASED ON FORUM NON CON VENIENS. DEBTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO DEBTOR, AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

WITNESS the due execution hereof as of the day and year first above-written.

DEBTOR--REDFIN NETWORK, INC.

By:	/s/ David Rappa
David Rappa, President

Dated:	July 17,	2013

Corporate Seal
Attest:

/s/ Joseph Jones
Dated:	July 17,	2013

CREDITOR--TCA GLOBAL CREDIT MASTER FUND. LP

By: TCA Global Credit Fund GP, Ltd.
It's General Partner

By:	/s/ Robert Press
Robert Press, Director

Dated:	July 17,	2013

REDFIN HOLDINGS, INC.

By:	/s/ Robert Press
Robert Press, Director

Dated:	July 17,	2013

BILL OF SALE

For valuable consideration, receipt of which is acknowledged, REDFIN NETWORK, INC. (the "Company"), a Nevada corporation ("DEBTOR"), hereby sells, assigns, transfers and delivers to REDFIN HOLDINGS, INC. ("CREDITOR ASSIGNEE"), all of the personal property, tangible or intangible, owned by Debtor listed in Exhibit A attached hereto (the "Personal Property").

EXCEPT AS OTHERWISE CONTAINED IN THAT CERTAIN AGREEMENT TO TRANSFER GOING BUSINESS IN LIEU OF FORECLOSURE OF SECURITY INTEREST DATED July 22        , 2013, DEBTOR HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PERSONAL PROPERTY THAT HAS BECOME ANY BASIS OF THIS BARGAIN, AND FURTHER, DEBTOR HAS MADE NO AFFIRMATION OF FACT RELATING TO THE PERSONAL PROPERTY THAT WOULD IT CONFORM TO ANY SUCH AFFIRMATION OR PROMISE; (B) DEBTOR DISCLAIMS ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WHATEVER WITH RESPECT TO THE PERSONAL PROPERTY; AND (C) THE PERSONAL PROPERTY IS SOLD ON AN "AS IS" BASIS.

Any signature hereto sent via email in PDF form or via facsimile shall constitute the valid execution and delivery of this Bill of Sale by such signatory; provided, however, that such signatory shall provide an executed original of such signature to the intended recipient of such delivery.

REDFIN NETWORK, INC.

By:	/s/ David Rappa, PRES

Dated:	July 22, 2013

EXHIBIT A

Debtor:	Redfin Network, Inc. 1500 W. Cypress Creek Road, Suite 411 Fort Lauderdale, FL 33309

Creditor/Assignee	RedFin Holdings, Inc. 1404 Rodman Street Hollywood, FL 33020

(a)           all property of or for the account of Debtor now or hereafter coming into the possession, control or custody of; or in transit to, Secured Party or any agent or bailee for Secured Party or any parent, affiliate or subsidiary of Secured Party or any participant with Secured Party in the Obligations (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all cash, earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)           the additional property of Debtor, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of Debtor's books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of Debtor's right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)
All Accounts and all goods whose sale, lease or other disposition by Debtor has given rise to Accounts and has been returned to, or repossessed or stopped in transit by, Debtor, or rejected or refused by an Account Debtor;

(ii)	All goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iii)	All Software and computer programs;

(iv)	All Securities, Investment Property, Financial Assets and Deposit Accounts;

(v)
All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles;

(vi)	All real estate property owned by Debtor and the interest of Debtor in fixtures related to such real property; and

(vii)
All Proceeds (whether Cash Proceeds or Non-cash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

EXHIBIT A

DEFINITION OF TRANSFERRED PROPERTY

(a)           All goods of Company, including, without limitation, machinery, equipment, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles of every kind and description, now and hereafter owned by the Company-or in which the Company may have or may hereafter acquire any ownership interest, and all replacements, additions, accessions, substitutions and proceeds thereof, arising from the sale or disposition thereof, and where applicable and to the extent assignable, the proceeds of insurance and of any tort claims involving any of the foregoing;
(b)           All inventory of the Company, including, but not limited to, all goods, wares, merchandise, parts, supplies, finished products, other tangible personal property, including such inventory as is temporarily out of Company's custody or possession and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing;
(c)           To the extent assignable without causing any breach, default or violation thereunder or otherwise materially impairing the value thereof, all contracts rights and general intangibles of the Company, including, without limitation, goodwill, trademarks, trade styles, trade names, leasehold interests, partnership and joint venture interests, patents and patent applications, copyrights, deposit accounts whether now owned or hereafter created;
(d)           All documents, warehouse receipts, instruments and chattel paper of the Company whether now owned or hereafter created;
(e)           All accounts and other receivables, instruments or other forms of obligations and rights to payment of the Company, (herein collectively referred to as "Accounts"), together with the proceeds thereof, all goods represented by such Accounts and all such goods that may be returned by the Company's customers, and all proceeds of any insurance thereon, all guarantees, securities and liens which the Company- may hold for the payment of any such Accounts including, without limitation, all rights of stoppage in transit, replevin or reclamation and as an unpaid vendor and/or lienor, all of which each of the Company —represents and warrants will be bona fide and existing obligations of its respective customers, arising out of the sale of goods by the Company in the ordinary course of business;
(f)             To the extent assignable, all of the Company's rights under present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities;
(g)           All products and proceeds (including, without limitation, insurance proceeds, to the extent assignable) from the above-described Transferred Property; and
(h)           All equity interests, securities and other instruments in other companies, including, without limitation, any subsidiaries, investments or other entities (whether or not controlled)